CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Government Money Market Fund, Inc. of our report dated September 20, 2024, relating to the financial statements and financial highlights, which appears in PGIM Government Money Market Fund’s Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York September 25, 2024